UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2018

MEDICAL TRANSCRIPTION BILLING, CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873

(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 1, 2018, Medical Transcription Billing, Corp. (“MTBC”) amended its executive employment agreements with each of Mahmud Haq, its Executive Chairman and Founder, Stephen Snyder, its Chief Executive Officer, and Bill Korn, its Chief Financial Officer. MTBC also entered into a new executive employment agreement with A. Hadi Chaudhry, its President.

Mr. Haq’s contract was amended to reflect his new title as Executive Chairman, and there were no other material changes.

Mr. Snyder’s contract was amended to increase his annual salary from $275,000 to $300,000 and to increase his severance from a minimum of 12 month’s salary and bonus to a minimum of 24 month’s salary and bonus. Mr. Snyder will receive 75,000 restricted stock units, which will vest in equal installments on August 4, 2018, February 4, 2019, and August 4, 2019.

Mr. Chaudry’s contract pays him an annual salary of $150,000. The severance payable to Mr. Chaudry is a minimum of 24 month’s salary and bonus. Mr. Chaudhry will receive 75,000 restricted stock units, which will vest in equal installments on August 4, 2018, February 4, 2019, and August 4, 2019.

Mr. Korn’s contract was amended to increase his severance from a minimum of 12 month’s salary and bonus to a minimum of 24 month’s salary and bonus.

At the sole discretion of the Board of Directors, each of the executive agreements entitle the executive to an annual cash bonus based upon such executive’s performance and consistent with MTBC’s compensation policies.

The effective date for these executive agreements is May 1, 2018. The expiration date for these executive agreements is May 1, 2020. The term of each executive agreement will automatically renew for one year terms unless notice of termination is given by either party.

The following is a description of the key provisions of the executive agreements. The descriptions contained in this Form 8-K are qualified in their entirety by the terms of the actual executive agreements filed herewith as exhibits to this Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Mahmud Haq Executive Employment Agreement

10.2	Stephen Snyder Executive Employment Agreement

10.3	A. Hadi Chaudhry Executive Employment Agreement

10.4	Bill Korn Executive Employment Agreement

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SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Medical Transcription Billing, Corp.

Date: May 4, 2018	By:	/s/ Stephen Snyder
Stephen Snyder Chief Executive Officer

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